RESULTS OF ANNUAL SHAREHOLDER VOTE

    An annual Meeting of Shareholders of the COMPANY was held at the Sheraton Detroit Novi, 21111 Haggerty Road, Novi,
Michigan, on July 31, 2003 for the following purposes:

    1. To elect six Directors to hold office until the next
    Annual Meeting of Shareholders or until their successors have been elected and qualified.


    Directors Elected at Meeting         Votes for
    ------------------------------       ---------------

    Joseph A. Ahern                      33,894,302
    Richard W. Holtcamp                  33,837,750
    Dennis D. Johnson                    33,921,919
    Janice Loichle                       33,954,243
    Thomas L. Saeli                      33,922,043
    John C. Shoemaker                    34,015,483

    2. To ratify the selection of PricewaterhouseCoopers
    LLP as independent accountants of the COMPANY for the fiscal year ending December 31, 2003.

       Votes For:                       33,887,479
       Votes Against:                      117,423
       Votes to Abstain:                   414,158